Ex. 99.1

NEWS....	Contact: Robert S. Merritt or
July 22, 2004, FOR IMMEDIATE RELEASE	Lisa Hathcoat, (813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS SECOND QUARTER RESULTS

Tampa, Florida, July 22 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that net income for the three months ended June 30, 2004 was $44,099,000, equal to $0.57 per share (diluted), compared with $44,702,000 or $0.57 per share (diluted) for the same period in 2003.  The results for the second quarter of 2004 are consistent with comments given by the Company about preliminary financial results on July 15, 2004.  Revenues for the quarter increased by 20.1% to $827,892,000, compared with $689,261,000 during the same quarter last year.  Approximately $20,520,000 of the revenue increase was the result of consolidation of 33 joint venture stores due to implementation of a new accounting pronouncement as discussed in the first quarter earnings release.  System-wide sales grew by 12.5% for the quarter compared with the respective period last year.  System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not.  The two components of system-wide sales, including those of Outback Steakhouse, Inc. and those of franchisees and development joint ventures, are provided in the attached supplemental tables.

Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended June 30, 2004 compared to the same quarter in 2003 changed by approximately:

Quarter ended June 30, 2004	Company-owned	Franchised and development joint venture		System-wide

Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	2.2%	4.3%		2.5%
Carrabba’s Italian Grills………...….............................………………	1.5%	N/A		1.5%
Fleming’s Prime Steakhouse and Wine Bars................………………	15.5%	N/A		15.5%
Roy’s……………...….......................…………………………………	12.3%	N/A		12.3%
Bonefish Grills……………...….......................………………………	6.6%	6.6%	(1)	6.6%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	1.9%	2.3%		2.0%
Carrabba’s Italian Grills………...….............................………………	-0.7%	N/A		-0.3%
Fleming’s Prime Steakhouse and Wine Bars................………………	9.8%	N/A		9.8%
Roy’s……………...….......................…………………………………	9.7%	N/A		11.3%
Bonefish Grills……………...….......................………………………	0.6%	2.1%	(1)	1.2%

(1)           Represents one restaurant for comparable store sales and four restaurants for average unit volumes in 2004 and 2003.

The Company will conduct a conference call today, Thursday, July 22, 2004 at 8:30 a.m. Eastern Daylight Savings Time, to discuss its financial results for the quarter ended June 30, 2004.  The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://www.outback.com under the Company Info, Investor Relations section.  Replay of the conference call via the Internet will be available shortly after the event at the same location.

The Company’s restaurant system operates in 50 states and 21 countries internationally.

More...

STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues
Restaurant sales	$ 822,865	$ 684,125	$ 1,634,457	$ 1,330,797
Other revenues	5,027	5,136	9,996	10,142
Total revenues	827,892	689,261	1,644,453	1,340,939
Costs and expenses
Cost of sales	302,029	248,356	594,466	481,187
Labor & other related	202,884	168,201	401,909	327,151
Other restaurant operating	175,228	142,643	344,842	277,647
Distribution expense to employee partners, excluding stock expense	19,259	15,849	37,782	31,032
Employee partner stock buyout expense	2,318	1,435	4,397	2,690
Depreciation	24,845	20,558	49,322	40,511
General & administrative	30,952	24,982	61,655	47,478
Income from operations of unconsolidated affiliates	(407)	(1,650)	(660)	(2,939)
	757,108	620,374	1,493,713	1,204,757
Income from operations	70,784	68,887	150,740	136,182
Other income (expense), net	(216)	353	(1,089)	(590)
Interest income	278	431	610	973
Interest expense	(694)	(424)	(1,399)	(777)
Income before elimination of minority partners' interest and
provision for income taxes	70,152	69,247	148,862	135,788
Elimination of minority partners' interest	2,918	789	7,315	2,112
Income before provision for income taxes	67,234	68,458	141,547	133,676
Provision for income taxes	23,135	23,756	49,117	46,399
Net income	$ 44,099	$ 44,702	$ 92,430	$ 87,277

Basic earnings per share	$ 0.59	$ 0.59	$ 1.24	$ 1.15
Basic weighted shares outstanding	74,289	75,399	74,388	75,576

Diluted earnings per share	$ 0.57	$ 0.57	$ 1.18	$ 1.11
Diluted weighted shares outstanding	77,983	78,437	78,241	78,324

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of June 30, 2004
Cash	$ 60
Working capital (1)	$ (102)
Current portion of long-term debt (1)	$ 79
Long-term debt	$ 15

(1) Includes $29 million of debt owed by a franchisee of the Company which is due December 31, 2004, and for which the Company provides a guarantee.
	Three months ended		Six months ended
	June 30,		June 30,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$ 577	$ 530	$ 1,152	$ 1,035
International	40	25	75	46
Total	617	555	1,227	1,081
Carrabba's Italian Grills	125	81	247	157
Other	80	48	160	93

Total company-owned restaurant sales	$ 822	$ 684	$ 1,634	$ 1,331

The following information presents sales for both the franchised and unconsolidated development joint venture restaurants. These are stores that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income.  Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales.  Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Six months ended
	June 30,		June 30,
FRANCHISED AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$ 90	$ 102	$ 178	$ 200
International	22	20	45	44
Total	112	122	223	244
Carrabba's Italian Grills	-	23	-	45
Other	3	4	6	8

Total franchise and development joint venture sales (1)	$ 115	$ 149	$ 229	$ 297
Income from franchise and development joint ventures (2)	$ 5	$ 6	$ 10	$ 12

(1) Franchised and development joint venture sales are not included in our Company revenues as reported in our Consolidated Statements of Income.

(2) Represents the franchise royalty and portion of total income included in our Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF JUNE 30:	2004		2003
Outback Steakhouses
Company-owned - domestic	637	(1)	594
Company-owned - international	63		45
Franchised and development joint venture - domestic	100	(1)	119
Franchised and development joint venture - international	52		49
Total	852		807
Carrabba's Italian Grills
Company-owned	159	(1)	103
Development joint venture	-	(1)	29
Total	159		132
Bonefish Grill
Company-owned	39	(1)	20
Franchised and development joint venture	4	(1)	4
Total	43		24
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	24		18
Roy’s
Company-owned	18	(1)	16
Franchised and development joint venture	-	(1)	2
Total	18		18
Lee Roy Selmon’s
Company-owned	2		2
Cheeseburger in Paradise
Company-owned	5		1

System-wide total	1,103		1,002

  (1)  Two Outback Steakhouses, 29 Carrabba's Italian Grills, one Bonefish Grill and one Roy’s are now included in Company-owned stores as a result of adoption of a new accounting pronouncement in January 2004.